SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

Filed by the Registrant  ☒
Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☒	Soliciting Material Pursuant to Rule 14a-12

H. J. Heinz Company

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

     A link to the following news article was posted on H. J. Heinz Company’s Internet website at www.heinzsuperiorvalue.com. Heinz has not received the consent of the author or the publication to use the news article as proxy soliciting material.

* * *

Heinz Fires Salvo in Proxy Fight
By DANIEL LOVERING AP Business Writer
June 28, 2006

PITTSBURGH — H.J. Heinz Co. on Wednesday said activist investor Nelson Peltz and his partners have failed to fully disclose information about lawsuits involving their nominees to the food maker's board.

The Pittsburgh-based company made the assertion in a statement filed with regulators, the latest salvo in a proxy fight that has erupted ahead of Heinz's annual meeting Aug. 16.

Peltz and his Trian Group have nominated five people to Heinz's 12-member board and are seeking shareholder support in an effort to pressure the company into producing higher returns.

Heinz earlier rejected an appeal by Trian for board representation and accused its investors, who own 5.5 percent of Heinz's shares, of acting out of self-interest and pushing an agenda that would cripple the company.

Trian contends Heinz has failed to boost shareholder value despite numerous restructuring plans in eight years under Chief Executive William R. Johnson. It also claims Johnson launched a smear campaign against it.

Heinz said two of the nominees _ Peltz and Peter W. May _ were sued for fraud and breach of fiduciary duty by shareholders of Triangle Industries Inc., a company they sold in 1988, and settled for at least $70 million.

It also said the men were given a public censure by the London Stock Exchange in 1991 for trading in shares of Mountleigh Group PLC, a British firm they partly owned, while having inside information about the company.

The company cited the settlement of a class-action lawsuit in 2000 in which Peltz and May returned $5 million and surrendered stock options to their Triarc Companies Inc., the franchisor of the Arby's restaurant system.

Heinz also criticized Peltz's recent dealings with the CBRL Group, Cracker Barrel's parent company, and claims about Trian's accomplishments after obtaining seats on the board of Wendy's International Inc., the fast-food chain.

Trian dismissed the Heinz statement, which referred to a preliminary proxy statement filed by Trian last week, and pointed to a 38 percent drop in the company’s stock price during Johnson’s tenure.

“Today’s accusations by Heinz are misleading, baseless and self-serving, and are another blatant attempt by Mr. Johnson to deflect from his abysmal track record,” the group said in a statement.

Trian has nominated Peltz, Peter W. May and Edward P. Garden, the three principals of Trian Fund Management, plus golfer Greg Norman and Michael F. Weinstein to the Heinz board.

It has defended the qualifications of the proposed board members, but Heinz has countered that they fail to meet its corporate governance standards because each is a personal friend, employee or relative of Peltz.

Peltz, 63, is known for leading high-profile corporate buyouts. His Triarc Cos. Inc. bought Snapple from Quaker oats for about $300 million in 1997 and sold it along with other drink assets in 2000 for $1.5 billion.

Heinz has asked shareholders to elect a slate of directors it has nominated.

The company has faced criticism over its weak stock performance in recent years.

Earlier this year, Trian submitted a growth strategy before Heinz announced a plan of its own, which sent the company's stock to a new 52-week high.

Heinz, best known for its namesake ketchup, recently completed a separate four-year restructuring effort to encourage growth in three food categories: ketchup and sauces, meals and snacks, and infant nutrition.

Used with permission of The Associated Press Copyright © 2006. All rights reserved.

     On June 15, 2006, Heinz filed a preliminary proxy statement in connection with its 2006 annual meeting of shareholders. Prior to the annual meeting, Heinz will furnish a definitive proxy statement to its shareholders, together with a WHITE proxy card. Heinz shareholders are strongly advised to read Heinz’s proxy statement as it contains important information. Shareholders may obtain Heinz’s preliminary proxy statement, any amendments or supplements to the proxy statement and other documents filed by Heinz with the Securities and Exchange Commission for free at the Internet website maintained by the Securities and Exchange Commission at www.sec.gov. Copies of the definitive proxy statement and any amendments and supplements to the definitive proxy statement will also be available for free at Heinz’s Internet website at www.heinz.com or by writing to H. J. Heinz Company, World Headquarters, 600 Grant Street, Pittsburgh, Pennsylvania 15219. In addition, copies of Heinz’s proxy materials may be requested by contacting our proxy solicitor, MacKenzie Partners, Inc. at (800) 322-2885 toll-free or by email at proxy@mackenziepartners.com. Detailed information regarding the names, affiliations and interests of individuals who are participants in the solicitation of proxies of Heinz’s shareholders is available in Heinz’s preliminary proxy statement filed with the Securities and Exchange Commission on June 15, 2006.